EXHIBIT 4.1

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of May 31, 2014, is by and among Wilmington Trust Company, a Delaware trust company, as Trustee (herein, together with its successors in interest, the “Trustee”), HomeTrust Bancshares, Inc., a Maryland corporation (the “Successor Company”), and Jefferson Bancshares, Inc., a Tennessee corporation (the “Company”), as successor to State of Franklin Bancshares, Inc., a Tennessee corporation, under the First Supplemental Indenture referred to below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company, and the Successor Company hereby agree as follows:

PRELIMINARY STATEMENTS

State of Franklin Bancshares, Inc., a former Tennessee corporation (“State of Franklin”), and the Trustee were parties to that certain Junior Subordinated Indenture, dated as of December 13, 2006 (the “Indenture”), pursuant to which State of Franklin issued its Floating Rate Junior Subordinated Notes due 2037.

The Trustee, the Company and State of Franklin are parties to that certain First Supplemental Indenture, dated as of October 31, 2008 (the “First Supplemental Indenture”) pursuant to which the Company became the successor to State of Franklin under the terms of the Indenture.

As permitted by the terms of the Indenture, the Company, simultaneously with the effectiveness of this Second Supplemental Indenture, shall merge (referred to herein for purposes of Article VIII of the Indenture as the “Merger”) with and into the Successor Company with the Successor Company as the surviving corporation.  The parties hereto are entering into this Second Supplemental Indenture pursuant to, and in accordance with, Articles VIII and IX of the Indenture.

SECTION 1.  Definitions.  All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2.  Interpretation.

(a)	In this Second Supplemental Indenture, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any gender includes the other gender;

(iii)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv)
reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Second Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Second Supplemental Indenture or the Indenture;

(v)
reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi)	reference to any Section means such Section of this Second Supplemental Indenture; and

(vii)	the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)	No provision in this Second Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3.  Assumption of Obligations.

(a)
Pursuant to, and in compliance and accordance with, Section 8.1(a) of the Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal of and any premium and interest (including any Additional Interest) on all the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed.

(b)
Pursuant to, and in compliance and accordance with, Section 8.2 of the Indenture, the Successor Company succeeds to, is substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor Company had originally been named in the Indenture as the Company, and the Company is discharged from all obligations and covenants under the Indenture and the Securities.

(c)
The Successor Company also succeeds to and is substituted for the Company with the same effect as if the Successor Company had originally been named in (i) the Amended and Restated Trust Agreement of the Trust, dated as of December 13, 2006 (the “Trust Agreement”), as Depositor (as defined in the Trust Agreement) and (ii) the Guarantee Agreement, dated as of December 13, 2006 (the “Guarantee”), as Guarantor (as defined in the Guarantee).

SECTION 4.  Representations and Warranties.  The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture and to perform the Indenture, (b) that it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) that it is a corporation organized and existing under the laws of the State of Maryland, (d) that both immediately before and after giving effect to the Merger and this Second Supplemental Indenture, no Event of Default, and no event which, after notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing and (e) that this Second Supplemental Indenture is executed and delivered pursuant to Section 9.1(a) and Article VIII of the Indenture and does not require the consent of the Holders of the Securities.

SECTION 5.  Conditions of Effectiveness.  This Second Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a)
the Trustee shall have executed a counterpart of this Second Supplemental Indenture and shall have received one or more counterparts of this Second Supplemental Indenture executed by the Company and the Successor Company;

(b)
the Trustee shall have received an Officers’ Certificate stating that (i) in the opinion of the signers, all conditions precedent (including covenants compliance with which constitutes a condition precedent), if any, provided for in the Indenture relating to the Merger and the Second Supplemental Indenture have been complied with, (ii) the Merger and this Second Supplemental Indenture comply with Article VIII of the Indenture, and (iii) the Trustee’s execution of this Second Supplemental Indenture is authorized or permitted by the Indenture;

(c)
the Trustee shall have received an Opinion of Counsel to the effect that (i) all conditions precedent (including covenants compliance with which constitutes a condition precedent), if any, provided for in the Indenture relating to the Merger and the Second Supplemental Indenture have been complied with, (ii) the Merger and this Second Supplemental Indenture comply with Article VIII of the Indenture, and (iii)  the Trustee’s execution of this Second Supplemental Indenture is authorized or permitted by the Indenture; and

(d)
the Successor Company and the Company shall have duly executed and filed Articles of Merger with the Secretary of the State of the State of Tennessee and the Maryland State Department of Assessments and Taxation in connection with the Merger.

SECTION 6.  Reference to the Indenture.

(a)
Upon the effectiveness of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b)
Upon the effectiveness of this Second Supplemental Indenture, each reference in the Securities to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c)	The Indenture, as amended and supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 7.  Execution in Counterparts.  This Second Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 8.  Governing Law; Binding Effect.  This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 9.  The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Company or the Successor Company.  The recitals of fact contained herein shall be taken as the statements solely of the Company or the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

[SIGNATURE APPEARS ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

JEFFERSON BANCSHARES, INC.

By:	/s/ Anderson L. Smith
Name:	Anderson L. Smith
Title:	President and Chief Executive Officer

HOMETRUST BANCSHARES, INC.

By:	/s/ Tony J. VunCannon
Name:	Tony J. VunCannon
Title:	Senior Vice President, Chief Financial Officer and Treasurer

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Trustee

By:	/s/ Michael H. Wass
Name:	Michael H. Wass
Title:	Assistant Vice President